Exhibit 99.1

GrowGeneration Corp. Acquires Florida-based Healthy Harvest

Adds 10th state and $12.0 million in Revenue

DENVER, Feb. 26, 2020 - GrowGeneration Corp. (NASDAQ: GRWG), ("GrowGen" or the "Company") the largest chain of specialty retail hydroponic and organic garden centers, with currently 26 locations, is pleased to announce that the company has purchased the assets of  Healthy Harvest. Healthy Harvest has been in business since 2011 and is the largest hydroponic operation in the Southeast region. With over 15,000 sq. ft. of warehouse and retail space, Healthy Harvest  is servicing growers in Florida, Puerto Rico, Caribbean and South America. Healthy Harvest's owners will be staying on as Director of Southeast Region and Director of Latin American Markets.

CEO Comments:

"The Healthy Harvest acquisition is our 1st in 2020, adding an accretive $12.0 Million in revenue to our Company. Healthy Harvest is the largest hydroponic operation in the Southeast, which strengthens our position in this region and opens the Puerto Rico, Caribbean, and South American markets. Florida is our 10th  state and this acquisition positions us well to service the growing number of cultivators in Florida. The management team has been servicing growers of all sizes for almost 10 years and has built a tremendous hydroponic operation in South Florida." - Darren Lampert, CEO.

Florida Market:

•	Florida's medical cannabis market is growing rapidly, with patients up 165% year-over-year and cannabis volume up 128% year-over-year.
•	Florida is a limited license market and virtually every major multi-state cannabis company operates or plans to operate in Florida with 22 licensed companies. Each company is limited to a single license. Each license allows companies to both cultivate cannabis and to open medical cannabis dispensaries.

•	Patient counts are rising to over 280,000.
•	Medical cannabis patients in Florida have embraced the addition of smokable products to their purchasing options, with more than 22,000 pounds of the product sold in less than six months.
•	Florida's estimated total 2019 medical cannabis sales range from $450-$550 Million.

Projections:

•	Florida's cannabis industry sales are projected to reach near the $2 billion mark in just five years, and that doesn't include the possibility Florida could legalize recreational marijuana as early as 2020.

•	The New Frontier Data projections also call for Florida to get 12 percent of the country's $29.7 billion legal marijuana market by 2025.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 27 stores, which include 5 locations in Colorado, 5 locations in California, 2 locations in Nevada, 1 location in Washington, 4 locations in Michigan, 1 location in Rhode Island, 4 locations in Oklahoma,1 location in Oregon, 3 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators, located at https://growgen.pro/. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

•	Website: www.GrowGeneration.com
•	E-commerce: https://growgen.pro/
•	Facebook: GrowGenerationCorp
•	Twitter: @GrowGenOK
•	Instagram: growgen

SOURCE GrowGeneration